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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


    We consent to the reference to our firm under the caption "Experts" and "Selected Consolidated Financial Data" and to the use of our report dated March
5, 1999 (except for Note 8, as to which the date is June   , 1999) with respect
to the consolidated financial statements of Commerce One, Inc. as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 and our report dated March 5, 1999 with respect to the financial statements of VEO Systems, Inc. as of December 31, 1998 and for the year then ended, in the Registration Statement (Form S-1), as amended, and the related Prospectus of Commerce One, Inc. for the registration of shares of its common stock.


    Our audits also included the financial statement schedule of Commerce One, Inc. listed in Item 16(b). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


Walnut Creek, California
June   , 1999


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    The foregoing consent is in the form that will be signed upon the effectiveness of the stock split and approval of the certificate of incorporation in the state of Delaware as described in Note 8 to the consolidated financial statements.

                                                           /s/ ERNST & YOUNG LLP


Walnut Creek, California
June 2, 1999